Exhibit 10.1

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                                   OATMAN GOLD

                          PROJECT ACQUISITION AGREEMENT

                                      AMONG

                       ASPA GOLD CORP., formerly known as
                    RENAISSANCE BIOENERGY INC., as Purchaser

                         BACKYARD STUFF, INC., as Seller

                                       AND

                    THE OTHER SELLERS IDENTIFIED IN EXHIBIT B

                          Dated as of November 26, 2010



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                                   OATMAN GOLD
                          PROJECT ACQUISITION AGREEMENT

     This OATMAN GOLD PROJECT ACQUISITION AGREEMENT (this "Agreement"), dated as of November 26, 2010 is made by and among ASPA GOLD CORP., formerly known as RENAISSANCE BIOENERGY INC., a Nevada corporation with an address of 36101 Bob Hope Dr., Suite E5-238, Rancho Mirage, CA 92770 U.S.A. ("Company"), Backyard Stuff, Inc., an Arizona corporation with an address of 9212 Empire Rock Street., Las Vegas, NV 89143 U.S.A. ("BYS") (BYS and the other Claimholders identified as such in Exhibit B being hereinafter referred to as "Claimholder"), and the other Sellers identified in Exhibit B hereto (Claimholder and such other Sellers being hereinafter referred to collectively as the "Sellers").

1. Summary of Transaction.

In consideration of the respective ownership interests in the Company through issuance of 31,000,000 (Thirty one million) restricted shares of the Company's Common Stock referred to herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby sells to the Company all of its right, title and interest in, to and under the unpatented lode and placer mining claims known as the Oatman Gold Project and more particularly described in Exhibit A hereto upon the terms and conditions set forth in this Agreement. Sellers collectively hold (a) a 100% interest in the 15 unpatented lode mining claims included in the Oatman Gold Project and (b) a 1/8 undivided interest in the 22 unpatented placer claims included in the Oatman Gold Project, in each case as designated in Exhibit A, and such interest is hereinafter referred to as the "Property".

2. Title to the Property.

     A.   Claimholder hereby represents and warrants to Company as follows:

          (i) Claimholder owns or is able to convey the undivided interest held by it in and to each of the unpatented mining claims included in the Property as of the date hereof;

          (ii) To the best of the knowledge, information and belief of Claimholder, all such claims have been validly located and maintained in accordance with all applicable laws and regulations;

          (iii)All such claims are free and clear of all liens, claims, and encumbrances whatsoever, subject only to the paramount interest of the United States of America and / or the State of Arizona; all taxes, if any, which may be or which may become a lien upon the Property, as of the date hereof, have been paid;

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          (iv) The Property is not in any manner  encumbered  as a result of any conduct or activity of Claimholder;

          (v) Having secured the approval of its members to the terms and conditions of this Agreement, Claimholder has full and complete authority to execute this Agreement and to grant the rights herein conferred on Company; and

          (vi) Claimholder has no knowledge that any of the mining claims comprising the Property are invalid, or that, except for any unpatented ground lying within the Project Area, there are other senior mining claims in conflict with any of such claims.

          (vii)There are no outstanding options, rights of first offer or rights of first refusal to purchase, right to acquire or lease the Project Area, or any portion thereof or interest therein, except in favor of Seller.

          (viii) There are no Proceedings (including condemnation or eminent domain proceedings) pending or threatened against all or any part of the Project Area.

          (ix) There are no unrecorded contracts, leases, easements or other agreements, rights or claims of third parties affecting the use, title, occupancy or development of the Project Area.

3. Payments by the Company.

Following transfer of title to the Property under Section 7, Company shall pay to Claimholder (i) the Claimholder's net profits interest (NPI) under Section 8A and (ii) the Claimholder's net smelter return (NSR) royalty under Section 8B. Company's obligation to make payment under Section 8A and Section 8B shall cease to accrue on the first to occur of (i) completion by Company of mining operations, residual leaching and reclamation in the Project Area or (ii) other decision of Company to terminate operations in the Project Area and, if Claimholder so desires, to re-convey the property to Claimholder once reclamation and other environmental obligations have been satisfied, although this provision shall not relieve Company from its obligation to make payments that accrued prior to such occurrence.

     A. All payments shall be paid in US dollars in immediately available funds.

     B Company will promptly issue to each Seller the number of shares of the Company's Common Stock set forth in Exhibit B. The shares shall be validly issued, fully paid and nonassessable.

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4. Work Expenditures.

Until the earlier of (a) termination by Company of this Agreement under Section 6 or (b) transfer of title to the Company under Section 7, Company shall make the work expenditures on or for the benefit of the Oatman Gold Project in the following amounts:

     A. The sum of US$100,000 (One hundred thousand dollars) on or before November 30, 2011.

     B. The sum of US$100,000 (One hundred thousand dollars) on or before November 30 of each year thereafter.

          Any excess of Work Expenditures in any year shall be carried forward to the succeeding year. If Work Expenditures in any year are deficient and Company desires to maintain this Agreement in effect, Company shall pay Claimholder in immediately available funds a sum equal to the deficiency in lieu of the Work Expenditure shortfall. For purposes of this Agreement, "Work Expenditures" is defined as sums spent or incurred by Company directly on the Property for exploration and development of the Property, including drilling, geochemical sampling, geophysical or seismic survey, assaying, and ore reserve calculation; metallurgical and engineering analyses; environmental and permitting analyses and activities; feasibility studies; and financing investigations; plus 5% of such direct costs in lieu of headquarters overhead and general and administrative expenditures.

5. Rights and Obligations During Term.

The parties shall have the following rights and obligations prior to termination of this Agreement:

     A.   Access to Property and Provision of Data.

          Company shall have full access to the Property to conduct such investigations and examinations as Company may deem desirable and to all information and data in Claimholder's possession and control pertaining to the Property necessary or desirable to enable Company to fully evaluate the Property and its commercial feasibility. Claimholder agrees to cooperate fully with Company in its investigation.

     B.   Activities by Company.

          Company shall have exclusive possession of the Property, subject to the paramount rights of the United States and / or the State of Arizona with respect to unpatented mining claims included in the Property, and shall have the exclusive right to conduct such exploration, evaluation, and development activities on the Property (including bulk sampling) as Company may desire. Claimholder shall provide at Company's expense all reasonable assistance to Company for

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          the  obtaining  of any  permits,  licenses,  and third party  consents needed for such work. Company shall also have the right to contact the pertinent federal, state, and local permitting agencies, and to negotiate with such agencies. C. Maintenance of Property.

          Company shall maintain in good standing all unpatented mining claims that comprise the Property. Company shall, as required by the Federal Government with respect to unpatented mining claims on federal lands, perform required assessment work or timely pay all claim maintenance or rental fees and all required property taxes, and shall timely make all filings and recordings in the appropriate governmental offices required in connection with such payments. In the event Claimholder makes any such payment (although it shall have no obligation to do so), Company shall promptly reimburse Claimholder for payment of such holding costs upon receipt by Company of evidence of such payment.
          Company shall have the right to amend or relocate in the name(s) of Claimholder any unpatented mining claims included in the Property, to locate different types of claims on ground covered by existing claims, and to locate any fractions.

     D.   Sharing of Data.

          During each year, Company will share with Claimholder all information (including interpretive and non-interpretive data, subject to typical disclaimers regarding interpretive data and statements that Claimholder may not rely upon the same) obtained from the exploration, evaluation, and development activities pertaining to the Property, including providing a copy of any geological and other principal reports relating to the Property, and will report to Claimholder in writing at least quarterly regarding the progress of the exploration and evaluation work and Work Expenditures made during the period.

     E.   Claimholder Access to Property.

          Claimholder may have access to the Property at its sole risk on reasonable notice, and shall be entitled to conduct tours of the Property for investor relations and financing activities. Claimholder's exercise of its access rights shall not interfere in any way with Company's operations on the Property, which shall take precedence in the event of any conflict.

     F.   Conduct of Operations by Company at the Property.

          All of the exploration, development, mining, milling and related work and any other activities which may be performed by Company or its agents or contractors hereunder shall be performed in accordance with all of the terms and conditions of this Agreement and good mining practices, but the timing, nature, manner and extent of any exploration, development or any other operations or activities hereunder shall be in the sole discretion of Company, and there shall be no implied covenant to begin or continue any such operations or activities.

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     G.   Indemnity.

          Except for damages sustained by Claimholder while on the Property pursuant to Section 5F, Company agrees to indemnify and hold
          Claimholder and its affiliates, and their respective, officers, directors, employees, agents, members, partners and agents harmless from and against any loss, liability, cost, expense or damage (including reasonable attorney's fees) that may be incurred for injury to or death of persons or damage to property, or otherwise, as a result of Company or its agents or contractors conducting any operations on or in connection with the Property.

     H.   Insurance.

          Company agrees to carry such insurance, covering all persons working at or on the Property for Company, as will fully comply with the requirements of the statutes of the State of Arizona pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, Company agrees to carry liability insurance with respect to its operations at the Property in reasonable amounts in accordance with accepted industry practices. Company agrees that Claimholder shall be named as an additional insured on all such policies, and agrees to forward to Claimholder certificates of such insurance policies not later than 10 days prior to the date that Company commences any such activities on the Property. Company shall have no right to commence any such activities until such certificates are delivered to Claimholder.

     I.   Compliance with Laws.

          Company agrees to conduct and perform all of its operations at the Property during the term of this Agreement in compliance with all valid and applicable federal, state and local laws, rules and regulations, including without limitation laws, rules and regulations pertaining to environmental protection, human health and safety, social security, unemployment compensation, wages and hours and conditions of labor, and Company shall indemnify and hold Claimholder harmless from and against any loss, liability, cost, expense or damage (including reasonable attorney's fees) arising from or related to Company's failure to comply with said laws.

     J.   Taxes.

          During the term of this Agreement, Company shall be responsible for payment of all taxes levied or assessed upon or against the Property, as well as any facilities or improvements located thereon.

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     K.   Liens and Encumbrances.

          Company shall keep title to the Property free and clear of all liens and encumbrances resulting from its operations hereunder; provided, however, that Company may refuse to pay any claim asserted against it, which it disputes in good faith. At its sole cost and expense, Company shall contest any suit, demand or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against Company or the Property, Company shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale or loss of the Property or any part thereof. Company shall permit Claimholder to post Notices of Non-Responsibility at the collars of any shafts and in other locations required under Arizona law in order to prevent certain liens from attaching to the Property, and Company shall take all actions reasonably necessary to keep such notices posted in these locations.

     L.   Reclamation and Remediation.

          Company shall reclaim the Property, to the extent disturbed by Company during the term of this Agreement, in accordance with and as required by applicable federal, state and local laws, rules and regulations.

6. Right to Terminate.

     A.   Termination.

          (1)  By the Company.

               Company may terminate this Agreement at any time at its sole option by giving Claimholder 30 days' prior written notice, upon which all rights and obligations of the parties under this Agreement shall cease, except for any limitation of liability, indemnification, and confidentiality provisions set forth herein; provided, however, that (i) if Company terminates this Agreement after April 1 of any year, Company agrees to pay governmental fees and make all governmental filings necessary to maintain the unpatented mining claims for the assessment year commencing on September 1 next following such notice of termination and(ii) if Company terminates this Agreement on or before April 30 of any year, Company shall remain obligated to comply with Section 4 for the contract year ended June 30 of such year.

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          (2)  By Claimholder.

               In the event that (i) Company shall fail to pay any of its monetary obligations under this Agreement when due and shall not pay same within 14 days following notice thereof by Claimholder or (ii) Company shall fail to perform any of its nonmonetary obligations under this Agreement and shall not cure its failure within 30 days following notice thereof by Claimholder (in each case an "uncured default"), Claimholder may terminate this Agreement upon three days written notice to Company. Termination pursuant to this Section 6.A. (2) shall not excuse Company from any of its obligations, which accrued prior to the date of termination, and Claimholder shall retain all of its rights in law or in equity with respect thereto.

     B.   Return of Data.

          As soon as practicable upon the termination of this Agreement, Company shall return to Claimholder copies of all title, environmental, metallurgical, geological, geophysical, milling and other data concerning the Property and furnished by Claimholder or previous owners of the Property or their agents or consultants to Company. At such time, Company shall also make available to Claimholder for examination and copying all survey maps, drill hole logs, sample locations and assays developed by Company with respect to the Property during the term of this Agreement and not previously made available to Claimholder and shall transfer custody to Claimholder of all drill cores.

     C.   Release.

          Upon termination of this Agreement, Company will promptly execute and deliver to Claimholder appropriate documents of conveyance releasing and conveying its interest in the Property to Claimholder as their respective interests appear.

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     D.   Surrender of Possession and Removal of Equipment.

          Upon termination of this Agreement, Company shall surrender possession of the Property, subject to the condition that Company shall have the right at any time within one year (or such longer period as Company can demonstrate is reasonably necessary) after such surrender or termination of this Agreement to (i) complete any reclamation obligations required of Company under this Agreement or by governmental law or regulation and (ii) remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Company, excepting only timber, chutes and ladders in place for underground entry and support. Title to such property not removed within the time period set forth above shall, at the election of Claimholder, pass to Claimholder. Alternatively, at the end of the time period set forth above, Claimholder may remove any such property from the Property and dispose of same in a commercially reasonable manner, all at the expense of Company.

7. Transfer of Title.

Title to the unpatented mining claims included in the Property shall be transferred to the Company only upon completion of each and every one of the following conditions: (a) the completion of a "positive" feasibility study for the Property, (b) the making of an affirmative production decision for the Property by Company's and any parent corporation's Boards of Directors and (c) presentation to Claimholder of evidence satisfactory to Claimholder that Company has obtained the financing necessary to develop and operate the Property. Unless there is an uncured default by the Company that is continuing, Claimholder shall deliver to Company, within 5 (five) business days of the notice of satisfaction of the conditions set forth in the previous sentence, a special warranty deed in form satisfactory to Company transferring title to a 100% interest in the Property, and reserving to Claimholder the net profits interest ("NPI") in production from the Property and the net smelter returns royalty ("NSR"), each as set forth in Section 8 below. Company shall promptly record said deed with the Mohave County Recorder and with the Arizona State Office of the Bureau of Land Management. It is acknowledged and agreed that it is presently the position of the U.S. Bureau of Land Management (BLM) that 160 acre unpatented placer mining claims must, prior to "discovery" (as that term is defined under the Mining Act of 1872 and subsequent case law), be owned by at least 8 persons. There are presently 8 owners of the 22 unpatented placer claims included in the Oatman Gold Project. Accordingly, the parties anticipate that title will be transferred under this Section 7 to 8 persons designated by the Company if at the time of transfer if this is still the position of the BLM at the time of transfer.

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8. Claimholder NPI and NSR Royalty.

     A.   Claimholder NPI.

          Claimholder reserves a 5% (Five percent) net profits interest ("NPI") in the Property. For purposes of Claimholder's and Company's respective NPI, "Net Profits" shall be calculated pursuant to generally accepted accounting principles in the United States of America, provided, however, that the calculation of net profits shall not include any benefit or loss from price hedging and price protection arrangements conducted by or on behalf of Company and, provided, further, that Company shall be entitled to deduct from revenues only the following percentages of total operating costs in lieu of headquarters overhead and headquarters general and administrative expenses: 3% during the development/construction stage of operations and 1% during the mining and processing stage of operations and, provided, further, that no deduction shall be made for depletion or depreciation. Claimholder's NPI shall be a fully carried interest, and Claimholder shall not be required to fund any expenses relating to the Property or its exploration , development, production or reclamation.

     B.   Net Smelter Returns Royalty.

          In addition to Claimholder's NPI, Claimholder hereby reserves a net smelter returns royalty ("NSR Royalty") for all commodities produced from the Property. For purposes of this Agreement, the "net smelter return" is defined as the amount of money which the smelter or refinery, as the case may be, pays the Company for the commodity based on the then current spot price of gold, with deductions for costs associated with further processing but without deductions for taxes, calculated on an FOB mine site basis. The NSR Royalty shall be payable based on the following sliding scale, based on the spot price of gold at the time of production:

          Over $2,400 per ounce                                8.0%
          Over $2,100 but under $2,400 per ounce               7.0%
          Over $1,800 but under $2,100 per ounce               6.0%
          Over $1,500 but under $1,800 per ounce               5.0%
          Over $1,200 but under $1,500 per ounce               4.0%
          Over $900 but under $1,200 per ounce                 3.0%
          Over $600 but under $900 per ounce                   2.0%
          Under $600 per ounce                                 1.0%

     C.   Payable in Kind; Payable Quarterly.

          Claimholder may elect to receive in kind its NPI or its NSR Royalty (as described below). Both royalties shall be payable quarterly.

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9. "Project Area" / Area of Interest.

If either party or if any affiliate of a party, or any officer, director, employee, partner, member or agent thereof, now has or hereafter acquires any property interest within the boundaries of Twp 18N Range 20W or Twp 19N Range 20W, GSRBM, Arizona, or within one mile of the perimeter of such boundaries (the "Project Area"), such party shall give prompt notice to the other party and such property interests shall, at the option of the other party, exercised within 45 days after notice of such acquisition by the acquiring party, become part of the Property and become subject to this Agreement (the "Additional Property").

10. Cross - Indemnity.

Each party ("Indemnifying Party") agrees to defend, indemnify and hold harmless the other party, its successors, affiliates, assigns, officers, directors and employees, members, partners and agents ("Indemnitees") from and against any and all claims, actions suits, losses, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorney's fees, arising out of or pertaining to (i) any breach by the indemnifying party of any representation, warranty or obligation under this Agreement or (ii) any activities conducted by the Indemnifying Party or its agents on the Property.

11. Assignment.

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Claimholder may assign its interest at any time after December 31, 2010 to a third party without the consent of Company if such third party agrees to assume all of Claimholder's obligations under this Agreement, and provided further that Company may assign its interest to an affiliated company or a successor without the consent of Claimholder, provided that the assignee agrees to assume all of Company's obligations under this Agreement and has a tangible net worth no less than that of Company prior to the assignment.

12. Governing Law. Consent to Jurisdiction.

This Agreement shall be governed by the laws of the State of Arizona, excluding any conflicts of laws principles. Each party consents to the exclusive jurisdiction and venue of the federal and state courts sitting in Mohave County, Arizona, U.S.A. over any dispute, claim, lawsuit or proceeding arising from or pertaining to this Agreement, and waives any argument that such courts are an "inconvenient forum."

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13. Affiliated Companies.

Each party shall take such actions as may be necessary to cause its affiliates to comply with the obligations contemplated herein. "Affiliate" of a party means any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, the party.

14. Notices.

All notices required or permitted to be given hereunder shall be in writing and shall be delivered to the parties by personal delivery, registered or certified mail, facsimile transmission, or express delivery service at the addresses set forth below, or to such other address as the parties may later designate by like notice to each other:

Company:

ASPA GOLD CORP.
36101 Bob Hope Dr., Suite E5-238
Rancho Mirage, CA 92270 U.S.A.

BYS:

Backyard Stuff, Inc.
9212 Empire Rock Street
Las Vegas, NV 89143 U.S.A.

The Other Sellers

As set forth on Exhibit B

All notices required or permitted to be given hereunder shall be deemed to have been given on the date of actual receipt.

15. Dollars.

All dollar ($) amounts used in this Agreement or any Exhibit or Schedule hereto are U.S. $ Dollars.

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16. Other Business Opportunities.

This Agreement is, and the rights of the parties are strictly limited to the matters set forth herein. Subject to the provisions of Section 9 relating to Additional Property in the Project Area, the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein.

17. Confidentiality.

Except as set forth in Section 20, the parties hereto agree to treat all data, reports, records and other information developed under this Agreement and applicable to the Property as confidential, and unless any party is required by any law, rule, regulation or order to disclose any of such information, it shall not be disclosed to any person other than consultants, contractors or potential investors or assignees, without the written agreement of both parties, which will not unreasonably be withheld.

18. Memorandum for Recording.

Promptly following execution and delivery of this Agreement, the parties shall execute for recording purposes a Memorandum of Conditional Sale Contract, setting forth the basic terms and conditions of this Agreement as necessitated or permitted by Arizona law. Company shall promptly record this Memorandum with the La Paz County Recorder.

19. Public Announcements.

Disclosure of information relating to this Agreement or the Property may be made by either party if such information is required to be disclosed to any federal, state, provincial or local government or appropriate agencies and departments thereof or if such information is required by law, stock exchange rule or regulation to be publicly announced. Otherwise, public announcements or reports by either party of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of the other party, which consent shall not unreasonably be withheld. Each of Claimholder and Company accordingly agrees that it will, not less than forty-eight hours in advance of making public any information referred to in the preceding sentence, give the other party written notice of the text of the proposed report and provide the non-disclosing party with the opportunity to object to the form and content thereof before the same is issued. The non-disclosing party shall respond within forty-eight hours of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text.

20. Waiver; Amendment.

Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but such waiver must be in writing and signed by the party granting the waiver. No such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction of any other term or condition thereof. Any of the terms or provisions of this Agreement may be amended or modified at any time, but only in a writing signed by each of the parties hereto.

21. Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

22. Attorney's Fees.

In the event of any controversy, claim or dispute between the parties hereto, arising out of or pertaining to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney's fees and costs.

23. Further Assurances.

At the request of either party, the parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either party to effect the purposes of this Agreement and the transactions contemplated hereby.

24. Counterparts.

This  Agreement  may  be  executed  in  multiple  counterparts,   and  all  such
counterparts taken together shall be deemed to constitute one and the same instrument.

25. No Brokers or Finders.

Each party represents and warrants to the other party that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it in such manner as not to give rise to any valid claim against either party, or any third party, for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.


              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

     IN WITNESS WHEREOF, the parties hereto, through their duly authorized representative, have executed and delivered this Agreement as of the day and year first above written.

ASPA GOLD CORP., formerly known as
RENAISSANCE BIOENERGY, INC.
A Nevada corporation


By: /s/
   -----------------------------------
Name: RONALD Y LOWENTHAL
Title: PRESIDENT & CEO

BACKYARD STUFF, INC.
An Arizona limited Liability Company


By: /s/
   -----------------------------------
Authorized Agent

WIND POWER ENERGY INTERNATIONAL, LLC
An Arizona limited Liability Company


By: /s/
   -----------------------------------
Authorized Agent

GOLDEN FUSION INVESTMENT LIMITED

By: /s/
   -----------------------------------
Authorized Agent

                                    Exhibit A
                                 Oatman Project
                          San Francisco Mining District
                             Mohave County, Arizona

Central Claim Block

Patented Claims:
Mineral rights only: The Lexington, Boston, Alice, Happy New Year, Only Chance and Big Johnnie Lode Mining Claims, in the San Francisco Mining District, being shown on Mineral Survey No. 2775, on file in the Bureau of Land Management, as granted by Patent recorded in Book 22 of Deeds, Page 332, records of Mohave County, Arizona.

Mineral rights only: The Bunker Hill Lode Mining Claim, in the San Francisco Mining District, being shown on Mineral Survey No. 3190, on file in the Bureau of Land Management, as granted by Patent recorded in Book 25 of Deeds, Page 557, records of Mohave County, Arizona.


Unpatented Claims:
Name                   AMC #                  Recording Info.                 Date Located        Acreage
----                   -----                  ---------------                 ------------        -------
Big John Lode       *  AMC357922        Bk4480 Pg821 T19N R20W Secs 22,23       3/15/2003            20
BJ#1                ** AMC357923        Bk4480 Pg823 T19N R20W Secs 22,23,24    3/15/2003           156.6
BJ#2                ** AMC357924        Bk4480 Pg826 T19N R20W Sec 26           3/15/2003           157.5
BJ#3                ** AMC357925        Bk4480 Pg829 T19N R20W Sec 26           3/15/2003           160
Big John #4         ** AMC360061        Bk4813 Pg703 T19N R20W Sec 25           12/7/2003           120
Argo Lode           *  AMC360022        Bk4807 Pg100 T19N R20W Sec 24           12/7/2003            20
Big John #5         ** AMC360062        Bk4813 Pg706 T19N R20W Sec 24           12/7/2003           150
Big John #6         ** AMC360063        Bk4813 Pg709 T19N R20W Sec 25           12/7/2003           160

Southern Claim Block

Unpatented Claims:
Armil Lode          * AMC360428         Bk4836 Pg672  T18N R20W Secs 4,9        1/4/2004             20
GQ#1                **AMC357926         Bk4480 Pg832  T18N R20W Secs 9, 10      3/15/2003           140
GQ#2                **AMC360429         Bk4826 Pg672  T18N R20W Secs 4,9        12/25/2003          160
GQ#3                **AMC360430         Bk4826 Pg158  T18N R20W Secs 10,15      12/25/2003          155
GQ#4                **AMC360431         Bk4836 Pg674  T18N R20W Secs 4,5        1/4/2004            160
GQ#5                **AMC361420         Bk4926 Pg309  T18N R20W Sec 4           3/6/2004            155
                                                      T19N R20W Secs 32, 33
GQ#6                **AMC361421         Bk4926 Pg312  T18N R20W Sec 4           3/6/2004            160
                                                      T19N R20W Sec 33
GQ#7                **AMC361422         Bk4926 Pg315  T18N R20W Secs3, 4        3/6/2004            160
                                                      T19N R20W Secs 33, 34
GQ#8                **AMC361423         Bk4926 Pg318  T18N R20W Sec 3           3/6/2004            159.37
                                                      T19N R20W Sec 34
GQ#9                **AMC361424         Bk4926 Pg321  T18N R20W Sec 2           3/6/2004            155
                                                      T19N R20W Sec 35
GQ#10               **AMC361514         Bk4926 Pg 324 T18N R20W Sec 4           3/6/2004            160

GQ#11               **AMC361515         Bk4926 Pg327  T18N R20W Sec 3,  4       3/6/2004            160
GQ#12               **AMC361516         Bk4926 Pg330  T18N R20W Secs 2,3        3/6/2004            160
GQ#13               **AMC361517         Bk4926 Pg333  T18N R20W Secs 2,3        3/6/2004            160
GQ#14               **AMC361518         Bk4926 Pg336  T18N R20W Secs 3,4        3/6/2004            160
GQ#15               **AMC361076         Bk4926 Pg339  T18N R20W Secs 3,4,9,10   3/6/2004            159
GQ#16               **AMC361077         Bk4926 Pg342  T18N R20W Sec 10          3/6/2004            160
Lazy Boy            * AMC362675         Bk5201 Pg555  T18N R20W Sec 2           9/3/2004             20
                                                      T19N R20W Secs 34, 35
Peerless            * AMC362682         Bk5201 Pg557  T19N R20W Sec34           9/3/2004             20
Paragon             * AMC362681         Bk5201 Pg559  T18N R20W Sec 3           9/3/2004             20
United Oatman       * AMC362683         Bk5201 Pg561  T18N R20W Sec 4           9/3/2004             20
                                                      T19N R20W Sec 33
Oatman Southern     * AMC362680         Bk5201 Pg563  T18N R20W Sec 5           9/3/2004             20
Nellie May 1        * AMC362676         Bk5201 Pg565  T18N R20W Sec 5           9/3/2004             20
Nellie May 14       * AMC362677         Bk5201 Pg567  T18N R20W Sec 4           9/3/2004             20
Nellie May 20       * AMC362678         Bk5201 Pg569  T18N R20W Secs 4, 9       9/3/2004             20
Nellie May 39       * AMC362679         Bk5201 Pg571  T18N R20W Secs 3, 10      9/3/2004             16.3
Arataba #1          * AMC362672         Bk5201 Pg573  T18N R20W Secs 9, 10      9/3/2004             20
Arataba #2          * AMC362673         Bk5201 Pg575  T18N R20W Secs 10, 15     9/3/2004             20
Arataba #3          * AMC362674         Bk5201 Pg577  T18N R20W Secs 10, 15     9/3/2004             20

----------
*    unpatented lode claim
**   unpatented placer claim

                                    Exhibit B
                                     Sellers

Name and Address                              Number of Shares of Common Stock
----------------                              --------------------------------

Backyard Stuff, Inc.*                                    10,000,000
9212 Empire Rock Street
Las Vegas, NV 89143

Wind Power Energy International, LLC*                    10,000,000
9212 Empire Rock Street
Las Vegas, NV 89143

Golden Fusion Investment Limited                         11,000,000
Suite # 789
33 Harbour Bay Shopping Plaza
Nassau
New Providence
BAHAMAS

----------
* Denotes Claimholder